EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rackwise, Inc. on Amendment No. 3 to Form S-1 (File No. 333-179020) of our report dated March 30, 2012, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Rackwise, Inc. and Subsidiary (formerly Visual Network Design, Inc.) as of December 31, 2011 and 2010 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, NY

May 29, 2012